EXHIBIT 10.2

MARKETING AND DEVELOPMENT SERVICES AGREEMENT

This Marketing and Development Services Agreement (“Agreement”) is made this 11th day of July, 2012, (“Effective Date”) by and between InterCore Energy, Inc., a Delaware corporation (“ICE”), and Bio-pack Environmental Solutions, Inc., dba/TriStar Wellness Solutions, a Nevada corporation ("TWS").  Each of the Company and ICE shall be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, ICE owns certain assets, which are referred to as the Soft & Smooth Assets;

WHEREAS, TWS has experience in developing and marketing health and wellness products;

WHEREAS, ICE wishes to retain TWS to market and develop the Soft & Smooth Assets;

WHEREAS, ICE and TWS also wish to set forth the terms under which TWS could potentially purchase the Soft & Smooth Assets from ICE;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ICE and TWS, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.    Soft & Smooth Assets.  Soft & Smooth Assets are defined as all rights, interests, and legal claims to that certain invention entitled "Delivery Device with Invertible Diaphragm", including all information and intellectual property related to said invention.  Such assets, include, but are not limited to, all patent applications that have been filed regarding this invention. See Exhibit A.

2.    Development and Marketing Rights.  ICE grants TWS the sole, exclusive rights to develop the Soft & Smooth Assets and market and sell the resulting products (the “Transaction”) in its sole discretion for the next twelve (12) months (the “Rights”).  Any revenue derived from the Soft & Smooth Assets during the twelve (12) months of this arrangement shall be split 20% to ICE and 80% to TWS, unless and until the Soft & Smooth Assets are purchased by TWS as set forth herein.  While TWS can use its sole discretion in developing the Soft & Smooth Assets and in marketing and selling any resulting products, it is the intent of the Parties that TWS will use its best efforts to develop the Soft & Smooth Assets and in marketing and selling any resulting products, and TWS agrees to use its best efforts to do so.

3.    Purchase Price.  The purchase price for the Rights shall be:

In exchange for receiving the Rights, TWS shall be responsible for the following (together, the “Purchase Price”):

a.	TWS will pay ICE Ten Thousand Dollars in cash ($10,000);

b.
TWS will be responsible for all obligations related to the development and marketing of the Soft & Smooth Assets, including the assumption of the following obligations that are currently due by ICE to certain third parties:

a)	Accounts payable for legal patent work approximating

b)	Accounts payable to RWIP Consulting;

c)	Accounts payable for clinical study services;

d)	Account payable for out of pocket to RWIP for clinical study; and

e)	Royalty Payments consisting of future contingent payments due to RWIP, LLC, an Oregon limited liability company ("RWIP") (see, "Royalty Payments" below)

"Royalty Payments" represent the future contingent payments due from ICE to RWIP as defined in the Asset Purchase Agreement between ICE and RWIP dated December 10, 2010.  Section II - 2.1 defines that term as follows:

"Royalty Payments - Royalties equal to Twenty Percent (20%) of all net income (revenue minus expenses) received by the Purchaser in connection with the Assets (the revenue and expenses related to the Assets necessary to calculate the net income from the Assets shall be calculated separately from the Purchaser’s other business segments, and, if necessary, notwithstanding the other provisions of this Agreement, the Purchaser shall be permitted to form a wholly-owned subsidiary to operate the portion of the Purchaser’s business related to the Assets)."

4.    Purchase/Sale Option. In addition to the foregoing rights and agreement, ICE shall have the right to sell to TWS the Soft & Smooth Assets, in its sole discretion, at any time in the eight (8) months following the execution of this Agreement.  In the event ICE exercises this right the Purchase Price, including the assumption of all existing and future obligations related to the Soft & Smooth Assets, will be the only consideration paid by TWS for the Soft & Smooth Assets.  If ICE has not exercised this option within the next eight (8) months the right of ICE to sell under the conditions provided for herein shall expire.

Starting with the sixth (6th) month following the execution of this Agreement and continuing until the end of the eleventh (11th) month following the execution of this Agreement, TWS shall have the exclusive option, in its sole discretion, to purchase the Soft & Smooth Assets from ICE provided, however, that the right of TWS to purchase the Soft & Smooth Assets during the period starting with the sixth (6th) month until the end of the eight (8th) month shall be subject to ICE’s agreement to sell.  During the period starting with the ninth (9th) month and ending with the eleventh (11th) month, ICE shall be obligated to sell if TWS exercises its right to purchase.  In the event TWS exercises this option, TWS shall issue to ICE, in addition to the Purchase Price, warrants enabling ICE to purchase One Hundred Fifty Thousand (150,000) shares of TWS common stock at $1.00 per share, with a four (4) year expiration period.

During this eleventh-month period, ICE may not sell the Soft & Smooth Assets to any party other than TWS without the written consent of TWS.  In the event the Soft & Smooth Assets are sold to a third party during this eleventh (11th) month period, and the Soft & Smooth Assets have not be previously sold to TWS, then the 20% to ICE and 80% to TWS revenue split discussed in Section 3, above, shall cease and ICE will be entitled to 15% of any down payment (COB or stock) received for the Soft & Smooth Assets, with TWS entitled to 85% of any down payment, and TWS shall be entitled to receive 100% of any future payments made by the purchaser for the Soft & Smooth Assets. In the event neither ICE nor TWS exercise their sale/purchase option in the eleven-month period, any amounts paid by TWS as repayments or payments of obligations owed relating to the Soft & Smooth Assets will become the obligation of ICE to repay to TWS within the next Twenty Four (24) months, which repayment may be made in cash or shares of ICE common stock, in ICE’s sole discretion, with the other repayment terms to be determined by the Parties in good faith.  In the event ICE elects to repay some or all of the obligations in common stock the common stock shall have a value equal to the fair market value of ICE’s common stock on the date the shares are issued.

5.    Termination.

5.1  This Agreement may be terminated prior to completion by: (a) the written agreement of both Parties; (b) by either Party in the event that other Party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within fifteen (15) days after receipt of written notice thereof, in which case, this Agreement shall terminate upon expiration of the fifteen (15) day period; or (c) immediately, by either Party if the other Party ceases to do business or is dissolved or becomes bankrupt or insolvent or makes any assignment for the benefit of its creditors or if a receiver is appointed to direct its business.

5.2  In the event of termination of this Agreement by mutual agreement of the Parties, under Section 5.1(a) above, the Parties will determine who will own the Soft & Smooth Assets at the time of termination.  In the event of termination by an uncured default under Section 5.1(b) above, or by a Party becoming insolvent, dissolving or filing bankruptcy under Section 5.1(c), above, the Party that is not in default or does not become insolvent, dissolve or file for bankruptcy will immediately receive the Soft & Smooth Assets at termination.  In such an event, the other Party will deliver to the Party receiving the Soft & Assets, all information and/or materials relevant to the Soft & Smooth Assets to the point of termination.

6.    Warranties and Representations of ICE.

ICE represents and warranties the following:

6.1  Corporate Good Standing.  ICE is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.

6.2   Authority; Enforceability.

(a)   ICE has the right, power, and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  This Agreement constitutes (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of ICE, enforceable in accordance with their respective terms.

(b)  The execution, delivery, and performance of this Agreement by ICE, and the consummation of the transactions contemplated hereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of ICE’s organizational documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which ICE is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c)  All requisite corporate action has been taken by ICE to authorize and approve the execution and delivery of this Agreement, the performance by ICE of its obligations hereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

6.3   ICE is the owner of the Soft & Smooth Assets and as such has the authority to authorize TWS to transfer the Rights.

7.    Warranties and Representations of TWS.

TWS represents and warranties the following:

7.1  Corporate Good Standing.  TWS is a corporation, duly organized, validly existing, and in good standing under the laws of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.

7.2   Authority; Enforceability.

(a)  TWS has the right, power, and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  This Agreement constitutes (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of TWS, enforceable in accordance with their respective terms.

(b)  The execution, delivery, and performance of this Agreement by TWS, and the consummation of the transactions contemplated hereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of TWS’s organizational documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which TWS is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c)   All requisite corporate action has been taken by TWS to authorize and approve the execution and delivery of this Agreement, the performance by TWS of its obligations hereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

7.3  Professional Services.  The services to be performed by TWS hereunder shall be performed in a timely and professional manner by qualified personnel familiar with development and marketing services for assets and devices like the Soft & Smooth Assets.  All services performed shall meet or exceed industry standards for such services.  The performance by TWS of its obligations hereunder shall at all times be in compliance with all applicable laws, rules, and regulations.

8.    Confidential Information

8.1  TWS shall keep in strictest confidence and shall not, without the prior written consent of ICE, disclose to any third party, or use for any purpose other than in the performance of this Agreement, any information regarding the business affairs of ICE or ICE’s clients that TWS may acquire or develop in connection with its performance of this Agreement.  Notwithstanding the foregoing, TWS shall have no obligation of confidentiality with respect to information which: (a) is or becomes public domain, through no fault of TWS; (b) TWS can establish was in its possession at the time of disclosure hereunder; (c) was lawfully received from a third party that had a right to disclose such information; or (d) is required to be disclosed by TWS as a fully-reporting, publicly-traded company.

8.2  TWS acknowledges that unauthorized disclosure or use of any ICE confidential material may result in irreparable harm to ICE and TWS agrees that ICE may, in addition to any other remedies available to it, seek and obtain injunctive relief against the breach or threatened breach of the Company’s confidentiality obligations hereunder.

9.    Ownership

9.1  Unless and until ICE sells the Soft & Smooth Assets to TWS, ICE shall exclusively own and have all right, title and interest (including but not limited to, all copyrights, patents, trademarks, and trade secrets) in and to all information related to ICE and the Soft & Smooth Assets derived from the performance of TWS services hereunder, related documentation, and any other deliverables prepared in the performance of this Agreement and any inventions conceived or created by TWS in the performance of this Agreement (the “Results”).  TWS agrees not to disclose or reproduce the Results, except as may be expressly agreed by ICE in writing.  TWS agrees to execute such documents as may be necessary to vest sole ownership of the Results in ICE.

9.2  To the extent that the deliverables contain the pre-existing intellectual property of TWS or a third party, TWS hereby warrants that it owns or has legal rights to such intellectual property with full right to license same to ICE, and hereby grants to ICE and its affiliates a paid-up non-exclusive, worldwide license to use with rights to sublicense and display such intellectual property in connection with the use of the Results created by TWS’s services and the deliverables.

10.  Assignment. TWS may not delegate its duties, assign, or otherwise transfer its rights or obligations under this Agreement, in whole or in part, without the prior written consent of ICE.  Any attempted assignment without ICE’s prior written consent shall be void.

11.  Insurance Requirements.TWS will provide appropriate insurance coverage for the performance of its services hereunder.

12.  Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut without effect of the conflicts of law rules.  TWS and ICE hereby consent to the exclusive jurisdiction in the state and federal courts sitting in and for the County of Fairfield, State of Connecticut.

13.  Independent Contractor.  In performing this Agreement, TWS and ICE shall operate as and have the status of independent contractors and neither shall act as an agent or employee of the other.  Neither Party shall have any power or authority to bind or obligate the other Party in any manner to any third party.

14.  Notices.  Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, electronic mail (with confirmation of receipt), or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to ICE:                James F. Groelinger
Chief Executive Officer
InterCore Energy, Inc.
1 International Boulevard, Suite 400
Mahwah, NJ  07495
E-mail: jgroelinger@hbcapital.com
Fax:  (518) 252-3917

With a copy to:            Craig V. Butler, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA  92628
Facsimile: (949) 635-1244
E-mail:  cbutler@thelebrechtgroup.com

If to TWS:                     Biopack Environmental Solutions, Inc.
10 Saugatuck Ave.
Westport, Connecticut 06880
Attn: Harry Pond, President
Facsimile: [_______]
E-mail:  hpond1@msn.com

With a copy to:            Craig V. Butler, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA  92628
Facsimile: (949) 635-1244
E-mail:  cbutler@thelebrechtgroup.com

15.  Severability. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law, the validity of the remaining portions or provisions hereof shall not be affected thereby, and the offending provision shall be given effect to the greatest extent allowed by law.

16.  Waiver.  The failure of either party to exercise any right provided for herein or to enforce any breach of this Agreement shall not be deemed to be a waiver of any right hereunder or a waiver of any rights that arise from a subsequent breach of this Agreement.

17.  Entire Agreement. The Parties agree that this Agreement, including any referenced exhibits and attachments, is the entire, complete, and exclusive statement of agreement and supersedes all proposals, understandings, representations, conditions, warranties, covenants, and all other communications between the Parties, oral or written, relating to the subject matter hereof.  This Agreement replaces, in all respects, the Letter of Intent entered into by and between the Parties dated June 6, 2012.  This Agreement may only be amended or modified pursuant to a written instrument signed by a duly authorized representative of each Party.  This Agreement may be executed in multiple counterparts, and by electronic means, each counterpart constituting an original.

“TWS”		“ICE”

Biopack Environmental Solutions, Inc.		InterCore Energy, Inc.,
a Nevada corporation		a Delaware corporation

By:	/s/ Harry Pond	By:	/s/ James F. Groelinger
	Harry Pond		James F. Groelinger
	President		Chief Executive Officer

Exhibit A

Soft & Smooth Assets

Assets

Intellectual Property:

The Assets are defined as the Patent Assignment and all rights, interests, and legal claims to that certain invention entitled DELIVERY DEVICE WITH INVERTIBLE DIAPHRAGM, including all information and intellectual property related to said invention.

The Assets, include, but are not limited to, the following patent applications that have been filed regarding the invention:

U.S. Provisional Application No. 61/071,766, filed May 16, 2008

PCT Patent Application No. PCT/US2009/044400, filed May 18, 2009

U.S. Continuation-in-Part Application No. 12/946,671,  filed November 15, 2010;

Canada Application No. 2,724,504, filed May 18, 2009

EPC Patent Application No. 09747774.9, filed May 18, 2009

Contracts:

RWIP, LLC Consulting Agreement Executed 12/13/2010

International Regulatory Consultants, LC, Executed 10/21/11

Other Assets:

Potential Ownership and Use of Concept Test results completed by North Star Partners, LLC

Potential Ownership and Use of Clinical Trial results in process by IRC, LC